PRESS RELEASE

Industrial Services of America, Inc. Reports Third Quarter Results

-- Net income of $325,294

-- EPS of $0.09 per diluted share

Industrial Services of America, Inc. IDSA, a leading provider of logistics management services, equipment and processes for waste, recyclable commodities and other materials, announced unaudited financial results for the third quarter ending September 30, 2005. A complete report is available in the Company's Form 10-Q, which is available for review at the Securities and Exchange Commission web site,

http://www.sec.gov/edgar/searchedgar/companysearch.html.

Financial Highlights:

-- Total revenues for the first nine months of 2005 were $97.7 million compared with total revenues for the first nine months of 2004 of $107.0 million.

-- Income before income taxes for the first nine months of 2005 was $1,143,437 compared to $2,100,063 for the first nine months of 2004.

-- Net income for the first nine months of 2005 was $686,061 (basic and diluted earnings of 19 cents per share) compared with net income of $1,242,561 (basic earnings of 36 cents per share and diluted earnings of 35 cents per share) for the first nine months of 2004.

-- EBITDA for the first nine months of 2005 was $2,487,623 compared with EBITDA of $3,373,481 in the first nine months of 2004.

-- Total revenues for the third quarter of 2005 were $34.6 million compared with total revenues for the third quarter of 2004 of $38.2 million.

-- Income before income taxes for the third quarter was $542,195 compared to $776,366 for the third quarter of 2004.

-- Net income for the third quarter of 2005 was $325,294 (basic and diluted earnings of 9 cents per share) compared with net income of $429,584 (basic and diluted earnings of 12 cents per share) for the third quarter of 2004.

-- EBITDA for the third quarter of 2005 was $983,220 compared with EBITDA of $1,196,284 in the third quarter of 2004.

Industrial Services of America, Inc. Management's Comments

With the release of our earnings for the third quarter of 2005, we are pleased to announce that we have now recorded ten consecutive profitable quarters. Long-term debt has been paid in full. This sustained profitability continues to place us in a stronger financial position, allowing for greater flexibility to adjust to changing economic market conditions.

Last year's record level of production in our ferrous material operations was based on high demand for ferrous materials worldwide. As the demand for ferrous materials declined during the last year, our goal has shifted to purchasing, upgrading and selling our recycling products to maximize profitability based on market conditions. As a result of the decrease in shipments, earnings for the third quarter of 2005, while consistent with historical data, were not as high as the third quarter of 2004 when demand and production were abnormally high.

Our goal is to remain dedicated to the recycling, management services, and equipment industry while sustaining steady growth at an acceptable profit, adding to the net worth of the Company, and providing positive returns for the stockholders. Our Management Committee has developed a Statement of Growth Goals and Strategic Intent which will guide us into the future. We will concentrate on increased efficiencies in our operating practices as well as the active pursuit of strategic partnerships, mergers and acquisitions, additions of related services to our existing facilities, and continued development of and additions to our real estate holdings.

We have completed the reorganization of our Ferrous and Non-Ferrous processing facilities in Louisville, reorganized and placed our Seymour, Indiana facility under more aggressive management, and are proud to announce that our new Lexington, Kentucky recycling facility is now fully staffed and operational. Our CWS division has begun a plan to reassign personnel into a team concept to better serve our customers. These teams will be tailored to offer more strategic support to our customers in retail, commercial, and industrial venues.

On September 16, 2005, we announced that Home Depot, Inc. had notified us the previous day that they would allow our management agreement with them to expire effective October 30, 2005. (Reference 8-K filed September 19, 2005 available on our website at www.ISA-INC.com Investor Relations)

Net income, basic and diluted earnings per share for the third quarter and nine months of 2004 have been adjusted to reflect a permanent tax benefit of $127,300 reported as an increase to additional paid-in-capital that was inadvertently recorded as a reduction to income tax expense. Additional information is available in the Company's Form 10-K, which is available for review at the Securities and Exchange Commission web site, http://www.sec.gov/edgar/searchedgar/companysearch.html.

Industrial Services of America, Inc., is a Louisville, Ky.-based logistics management services company servicing commercial, industrial and logistics customers nationwide. Industrial Services of America, Inc. provides scrap processing, waste and recycling management services, and equipment sales and service. Industrial Services of America, Inc. also actively participates in international markets, exporting non-ferrous metals and other recyclable materials. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

FINANCIAL RESULTS AND
SUPPLEMENTAL FINANCIAL INFORMATION
FOLLOW

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004

Revenue from services	$ 25,899,409	$ 25,385,051	$ 72,760,538	$ 71,386,359
Revenue from product sales	8,680,320	12,838,855	24,893,568	35,656,025

Total revenue	34,579,729	38,223,906	97,654,106	107,042,384

Cost of goods sold for services	24,846,751	24,411,934	69,824,119	68,554,957
Cost of goods sold for product sales	7,780,247	11,657,475	22,291,114	32,117,488
Total cost of goods sold	32,626,998	36,069,409	92,115,233	100,672,445

Selling, general and administrative expenses	1,406,563	1,356,421	4,382,208	4,155,479

Income before other income (expense)	546,168	798,076	1,156,665	2,214,460

Other income (expense)
Interest expense	(19,332)	(44,965)	(69,806)	(145,813)
Interest income	30,155	22,223	75,719	38,021
Loss on sale of assets	(10,413)	-	(21,988)	(11,931)
Other income, net	(4,383)	1,032	2,847	5,326
	(3,973)	(21,710)	(13,228)	(114,397)

Income before income taxes	542,195	776,366	1,143,437	2,100,063

Provision for income taxes	216,901	346,782	457,376	857,502

Net income	$ 325,294	$ 429,584	$ 686,061	$ 1,242,561

Basic earnings per share	$ 0.09	$ 0.12	$ 0.19	$ 0.36

Diluted earnings per share	$ 0.09	$ 0.12	$ 0.19	$ 0.35

Weighted average shares outstanding:
Basic	3,576,408	3,535,468	3,576,370	3,446,495

Diluted	3,591,272	3,604,473	3,597,030	3,593,655

Industrial Services of America, Inc.
Supplemental Financial Information

Reconciliation of EBITDA (1):

	Three months ending Sept. 30,		Nine months ending Sept. 30,
	2005	2004	2005	2004
Net Income	325,294	429,584	686,061	1,242,561
Interest expense	19,332	44,965	69,806	145,813
Income taxes	216,901	346,782	457,376	857,502
Depreciation	421,693	374,953	1,274,380	1,127,605
Amortization	-	-	-	-
EBITDA (1)	983,220	1,196,284	2,487,623	3,373,481

(1)

EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company. Additionally, years of service for fixed assets and amortizable assets are based on company judgment. Finally, companies have several ways of raising capital which can affect interest expense. We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact Information: Industrial Services of America, Inc., Louisville Harry Kletter or Alan Schroering, 502-366-3452 hklet@isa-inc.com or aschroering@isa-inc.com http://www.isa-inc.com/